UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 22, 2016

APOLLO MEDICAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37392	46-3837784
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

700 N. Brand Blvd., Suite 1400, Glendale, CA 91203

(Address of principal executive offices) (zip code)

(818) 396-8050

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 22, 2016, Apollo Medical Management, Inc. (“AMM”), a wholly-owned subsidiary of Apollo Medical Holdings, Inc. (the “Company”), entered into an Intercompany Revolving Loan Agreement (the “Loan Agreement”) with Maverick Medical Group, Inc. (“MMG”), another affiliate of the Company, pursuant to which AMM has agreed to lend MMG up to $2,000,000 (the “Commitment Amount”) in one or more advances (collectively, “Advances”) that MMG may request from time to time during the term of the Loan Agreement. Interest on outstanding Advance shall accrue interest at a rate equal to the greater of 10% per annum or the LIBOR rate then in effect, and is payable monthly on the first business day of each month.

In an Event of Default (as defined in the Loan Agreement), interest on Advances shall accrue interest at a default rate equal to 3% per annum above the interest rate then in effect. Additionally, in an Event of Default, MMG may, among other things, accelerate all payments due under the Loan Agreement.

The Loan Agreement also contains other provisions typical of an agreement of this nature, including without limitation, representation and warranties, a right of set-off and governing law.

The Loan Agreement replaces substantially similar loan agreements between the parties (other than with respect to the Commitment Amount), including without limitation that certain Intercompany Revolving Loan Agreement dated as of February 1, 2013, that certain Amendment No. l to Intercompany Revolving Loan Agreement dated as of March 28, 2014, that certain Intercompany Revolving Loan Agreement dated as of June 27, 2014, and that certain Amendment No. 2 to Intercompany Revolving Loan Agreement dated as of March 30, 2016, all of which were terminated. See Item 1.02, “Termination of a Material Definitive Agreement”.

The Loan Agreement was entered into in response to a request of the California Department of Managed Health Care (“DMHC”), in order to comply with DMHC requirements in connection with its review of a pending Corrective Action Plan (“CAP”) for MMG.

Also on November 22, 2016, and also at the request of the DMHC in connection with its review of the pending CAP for MMG, AMM and MMG entered into a Subordination Agreement (the “Subordination Agreement”), pursuant to which AMM has agreed to irrevocably and fully subordinate its right to repayment of Advances, together with interest thereon, under the Loan Agreement, to all other present and future creditors of MMG.

AMM also agreed that the payment by MMG of principal and interest of Advances under the Loan Agreement will be suspended and will not mature when, excluding the liability of MMG to pay AMM principal and interest under the Loan Agreement, if after giving effect to the payment, MMG would not be in compliance with the financial solvency requirements, as defined in and calculated under the Knox-Keene Health Care Service Plan Act of 1975, as amended, and the rules promulgated thereunder.

AMM further agreed that, in the event of the liquidation or dissolution of MMG, the payment by MMG of principal and interest to AMM under the Loan Agreement shall be fully subordinated and subject to the prior payment or provision for payment in full of all claims of all other present and future creditors of MMG.

Upon the written consent of the director of the DMHC, all previous subordination agreements between AMM and MMG, including without limitation that certain Subordination Agreement dated June 27, 2014 between AMM and MMG and that certain Amended and Restated Subordination Agreement between AMM and MMG dated as of March, 30, 2016, shall be terminated. Once consented to by the director of the DMHC and executed by the parties, the Subordination Agreement may not be cancelled, terminated, rescinded or amended by mutual consent or otherwise, without the prior written consent of the director of the DMHC. See Item 1.02, “Termination of a Material Definitive Agreement”.

The Subordination Agreement also contains other provisions typical of an agreement of this nature.

Item 1.02 Termination of a Material Definitive Agreement.

As reported under Item 1.01 above, on November 22, 2016, at the request of the DMHC in connection with its review of the pending CAP for MMG, AMM and MMG terminated that certain Intercompany Revolving Loan Agreement dated as of February 1, 2013, that certain Amendment No. l to Intercompany Revolving Loan Agreement dated as of March 28, 2014, that certain Intercompany Revolving Loan Agreement dated as of June 27, 2014, and that certain Amendment No. 2 to Intercompany Revolving Loan Agreement dated as of March 30, 2016.

Upon the written consent of the director of the DMHC, all previous subordination agreements between AMM and MMG, including without limitation that certain Subordination Agreement dated June 27, 2014 between AMM and MMG and that certain Amended and Restated Subordination Agreement between AMM and MMG dated as of March, 30, 2016, shall be terminated. Such consent is pending.

Item 9.01.	Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description

10.1	Intercompany Revolving Loan Agreement dated as of November 22, 2016 by and between Apollo Medical Management, Inc. and Maverick Medical Group, Inc.

10.2	Subordination Agreement dated as of November 22, 2016 by and between Apollo Medical Management, Inc. and Maverick Medical Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO MEDICAL HOLDINGS, INC.

Dated: November 29, 2016	By:	/s/ Warren Hosseinion
Name: Warren Hosseinion
Title: Chief Executive Officer

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